Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2021 Results
Delivered Fourth Quarter Net Sales Above Guidance Range Driven by Strengthening Demand and Pricing Actions to Recover Inflation
Continued Focus on Investing to Enhance Service Levels and Capture Greater Demand
Board-Led Review of Strategic Alternatives is Ongoing

HIGHLIGHTS
•Reported net sales of $1,165.9 million declined 1.0% compared to the fourth quarter of 2020 as supply chain disruption significantly impacted the Company's ability to service strengthening demand.
•Fourth quarter 2021 loss per diluted share from continuing operations was $(0.52) compared to earnings per diluted share from continuing operations of $1.29 for the same period in 2020.
•Fourth quarter 2021 adjusted earnings per diluted share from continuing operations was $0.11, within the Company's guidance range of $0.00 to $0.20.
•Anticipates 2022 net sales growth of at least 11% year-over-year and adjusted EBITDA2 of $385 to $415 million.

Oak Brook, IL, February 14, 2022 — TreeHouse Foods, Inc. (NYSE: THS) ("the Company") today reported fourth quarter GAAP loss per diluted share from continuing operations of $(0.52) compared to GAAP earnings per diluted share from continuing operations of $1.29 reported for the fourth quarter of 2020. The Company generated adjusted earnings per diluted share from continuing operations1 of $0.11 in the fourth quarter of 2021 compared to $1.07 in the fourth quarter of 2020.

"We are encouraged by our solid top-line results and the demand signal which continued to strengthen in the fourth quarter," said Steve Oakland, Chief Executive Officer and President. "I'm incredibly proud of the resilience and agility of our TreeHouse team. Our collaboration with our customers to implement pricing to recover inflation and disciplined approach to addressing labor shortages and supply chain disruption across the network position us for improved performance throughout the coming year. We continue to work diligently to serve the customer, and we believe our intense and ongoing focus on service will reinforce our customer relationships and enhance our performance over time, despite the near-term impact on our profitability."

Mr. Oakland continued, "As our Board's strategic review continues to progress, we continue to believe there is significant opportunity to drive long-term sustainable growth across private label."

"We delivered fourth quarter net sales of $1.17 billion, slightly ahead of our guidance, and our earnings were very much in line with our expectations," said Bill Kelley, EVP and Chief Financial Officer. "While fourth quarter revenue declined one percent versus 2020, the impact of our pricing actions to recover inflation continued to build, contributing 5.6 percentage points of growth and reflecting the strong communication and collaboration with our customers. Pricing was offset by lower service levels driven by industry-wide labor and supply chain disruption. Importantly, we are investing in the resiliency of our network to improve staffing, supply chain and operations and we are prepared to recover further inflation, as necessary, through pricing actions and continuous improvement initiatives in 2022."

OUTLOOK2

In fiscal year 2022, TreeHouse anticipates the following:
•Net sales growth of at least 11% year-over-year. Pricing actions are expected to drive the majority of the sales growth, and are anticipated to be tempered by volume constraints related to labor shortages and supply chain disruption.
•Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") of $385 to $415 million, up approximately 5% year-over-year at the midpoint. The cadence of earnings is expected to be weighted toward the second half of the year, as we expect labor shortages and supply chain disruption will continue to challenge profitability and volume in the first half.

The Company anticipates further erosion in its first quarter adjusted EBITDA margin (on both a sequential and year-over-year basis). Adjusted EBITDA improvement is expected as the year progresses due to additional pricing to offset inflation that will be effected at the end of the first quarter, and as the Company better mitigates the impact of labor and supply chain disruption, improving both volume and profitability.

TreeHouse has a strong working relationship with its bank group, and in light of the outlook for adjusted EBITDA, the Company has negotiated an amendment to temporarily increase its debt covenant leverage ratio, providing additional flexibility in 2022. The amendment is expected to be completed by the close of business today.

STRATEGIC REVIEW

As previously announced, the Board of Directors continues to explore strategic alternatives, including a possible sale of the Company or a transaction to allow the Company to focus on its higher growth Snacking & Beverages business by divesting a significant portion of its Meal Preparation business.
________________________________________________
1 Adjusted earnings per diluted share from continuing operations, adjusted EBIT, adjusted EBITDA, adjusted EBITDAS, adjusted net income, free cash flow and organic net sales are non-GAAP financial measures. See "Comparison of Adjusted Information to GAAP Information" for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of GAAP to Non-GAAP measures.

2 The Company is not able to reconcile prospective adjusted EBITDA or adjusted EBITDA margin (Non-GAAP) to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

FOURTH QUARTER 2021 FINANCIAL RESULTS

Net Sales - Net sales for the fourth quarter of 2021 totaled $1,165.9 million compared to $1,177.2 million for the same period last year, a decrease of 1.0%. The change in net sales from 2020 to 2021 was due to the following:

	Three Months	Twelve Months
	(unaudited)	(unaudited)
Volume/mix excluding acquisitions and divestitures	(9.4)%	(5.8)%
Pricing	5.6	2.2
Total change in organic net sales[1]	(3.8)%	(3.6)%
Volume/mix related to divestitures	—	(0.5)
Acquisition	2.6	3.2
Foreign currency	0.2	0.4
Total change in net sales	(1.0)%	(0.5)%

The net sales decrease of 1.0% was primarily driven by unfavorable volume/mix excluding acquisitions due to supply chain disruption, which challenged our ability to meet demand, as well as distribution losses outpacing distribution gains in the retail sales channel. These net sales decreases were partially offset by favorable pricing to recover commodity and freight inflation, the impact of the pasta acquisition, increased demand in the food-away-from-home and co-manufacturing sales channels, new product sales, and favorable Canadian foreign exchange.

2

Gross Profit - Gross profit as a percentage of net sales was 14.7% in the fourth quarter of 2021, compared to 19.4% in the fourth quarter of 2020, a decrease of 4.7 percentage points. The decrease is primarily due to supply chain disruption causing increased labor costs and supply shortages, commodity inflation, which was partially offset by favorable pricing actions to recover commodity and freight cost inflation, and unfavorable channel mix from increased food-away-from-home demand. Additionally, these decreases were partially offset by lower costs necessary to respond to the COVID-19 pandemic, such as increased production shifts, supplemental pay, protective equipment for employees, and additional sanitation measures, and favorable volume/mix from the inclusion of the business from the higher margin pasta acquisition.

Total Operating Expenses - Total operating expenses as a percentage of net sales was 16.4% in the fourth quarter of 2021 compared to 14.8% in the fourth quarter of 2020, an increase of 1.6 percentage points. The increase is primarily attributable to a non-cash impairment charge of $9.2 million related to the Bars asset group and higher freight costs of $5.1 million due to freight cost inflation.

Total Other Expense - Total other income of $2.7 million in the fourth quarter of 2020 decreased by $16.4 million to be total other expense of $13.7 million in the fourth quarter of 2021. The decrease was primarily due to lower favorable non-cash mark-to-market impacts from hedging activities, driven by commodity contracts, and less favorable currency exchange rate impacts between the U.S. and Canadian dollar during the fourth quarter of 2021 compared to the prior year. This was partially offset by lower interest expense as a result of debt refinancing completed in the first quarter of 2021 and third quarter of 2020.

Income Taxes - Income taxes were recognized at an effective rate of 12.9% in the fourth quarter of 2021 compared to (29.6)% recognized in the fourth quarter of 2020. The change in the Company's effective tax rate is primarily the result of changes in the amount recognized associated with the net operating loss carryback provisions of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and the amount of valuation allowance recorded against certain deferred tax assets, and a tax benefit recognized in 2020 due to our cross-border intercompany financing structure.

Net (Loss) Income from Continuing Operations and Adjusted EBITDAS - Net loss from continuing operations for the fourth quarter of 2021 was $29.0 million, compared to net income from continuing operations of $73.2 million for the same period of the previous year. Adjusted EBITDAS1 from continuing operations was $85.3 million in the fourth quarter of 2021, a decrease of 46.5% compared to the fourth quarter of 2020. The decrease in adjusted EBITDAS was primarily due to supply chain disruption causing increased labor costs and supply shortages, commodity and freight cost inflation, which was partially offset by favorable pricing actions to cover commodity and freight cost inflation, and unfavorable channel mix from increased food-away-from-home demand. This was partially offset by favorable volume/mix from the inclusion of the business from the higher margin pasta acquisition.

Discontinued Operations - Net income from discontinued operations increased $38.7 million in the fourth quarter of 2021 compared to the fourth quarter of 2020. The increase is primarily due to a non-recurring impairment charge related to the expected loss on disposal of the Ready-to-eat Cereal business recognized in the fourth quarter of 2020 of $51.1 million. This was partially offset by its related tax benefit. The sale of the Ready-to-eat Cereal business was completed on June 1, 2021.

Net Cash Provided By Operating Activities From Continuing Operations - Net cash provided by operating activities of continuing operations was $332.1 million in 2021 compared to $403.6 million in 2020, a decrease in cash provided of $71.5 million. The decrease was primarily attributable to lower cash earnings, which included the non-recurrence of cash benefits from the CARES Act received in 2020 and higher incentive compensation paid in the first quarter of 2021 compared to the first quarter of 2020 based on prior year performance. This was partially offset by an increase in cash flows from the Receivables Sales Program and an increase in cash flow from accounts payable due to improved working capital management. The Company's working capital management emphasis continues to be focused on improving inventory turnover, driving faster collection of receivables, and extending vendor terms.

FOURTH QUARTER 2021 SEGMENT RESULTS

	Three Months Ended December 31,
	Meal Preparation		Snacking & Beverages
	2021	2020	2021	2020
	(unaudited, dollars in millions)
Net sales	$721.4	$717.4	$444.5	$460.9
Direct operating income	51.2	101.9	39.0	68.3
Direct operating income percent	7.1%	14.2%	8.8%	14.8%

The change in net sales from the fourth quarter of 2020 to the fourth quarter of 2021 was due to the following:

	Three Months Ended December 31,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2020 Net Sales	$717.4		$460.9
Volume/mix excluding acquisitions	(78.7)	(11.0)%	(32.7)	(7.1)%
Pricing	50.6	7.1	14.8	3.2
Acquisition	30.8	4.3	—	—
Foreign currency	1.3	0.2	1.5	0.3
2021 Net Sales	$721.4	0.6%	$444.5	(3.6)%

Acquisition		(4.3)		—
Foreign currency		(0.2)		(0.3)
Percent change in organic net sales		(3.9)%		(3.9)%

Meal Preparation

Net sales in the Meal Preparation segment increased $4.0 million, or 0.6%, in the fourth quarter of 2021 compared to the fourth quarter of 2020. The increase was primarily due to favorable pricing to recover commodity and freight inflation, the impact of the pasta acquisition, and increased demand in the food-away-from-home and co-manufacturing sales channels. These net sales increases were partially offset by unfavorable volume/mix excluding acquisitions due to supply chain disruption, which challenged our ability to meet demand, and distribution losses outpacing distribution gains in the retail sales channel.

Direct operating income as a percentage of net sales decreased 7.1 percentage points in the fourth quarter of 2021 compared to the fourth quarter of 2020. This decrease was primarily due to supply chain disruption causing increased labor costs and supply shortages, commodity and freight cost inflation, which was partially offset by pricing actions to recover commodity and freight cost inflation, and unfavorable channel mix from increased food-away-from-home demand. Additionally, these decreases were partially offset by the inclusion of the business from the higher margin pasta acquisition.

Snacking & Beverages

Net sales in the Snacking & Beverages segment decreased $16.4 million, or 3.6%, in the fourth quarter of 2021 compared to the fourth quarter of 2020. Volume/mix was unfavorable primarily due to supply chain disruption, which challenged our ability to meet demand, as well as distribution losses outpacing distribution gains in the retail sales channel. Additionally, the impacts of lower COVID-19 related retail grocery demand in 2021 compared to 2020 resulted in lower volumes which was partially offset by new product sales, particularly within our Liquid Beverages category. Favorable pricing was driven by pricing actions which partially recovered commodity and freight cost inflation.

Direct operating income as a percentage of net sales decreased 6.0 percentage points in the fourth quarter of 2021 compared to the fourth quarter of 2020. The decrease was primarily due to supply chain disruption causing increased labor costs and supply shortages, unfavorable fixed cost overhead due to lower volume from reduced COVID-19 related retail grocery demand, and commodity and freight cost inflation, which was partially offset by pricing actions to recover commodity and freight cost inflation.

YEAR TO DATE 2021 SEGMENT RESULTS

	Twelve Months Ended December 31,
	Meal Preparation		Snacking & Beverages
	2021	2020	2021	2020
	(unaudited, dollars in millions)
Net sales	$2,737.7	$2,701.4	$1,589.9	$1,649.4
Direct operating income	260.8	370.6	159.5	234.6
Direct operating income percent	9.5%	13.7%	10.0%	14.2%

The change in net sales from 2020 to 2021 was due to the following:

	Twelve Months Ended December 31,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2020 Net sales	$2,701.4		$1,649.4
Volume/mix excluding acquisitions and divestitures	(190.4)	(7.0)%	(62.5)	(3.8)%
Pricing	78.4	2.9	17.0	1.0
Volume/mix related to divestitures	—	—	(21.4)	(1.3)
Acquisition	137.6	5.1	—	—
Foreign currency	10.7	0.4	7.4	0.4
2021 Net sales	$2,737.7	1.4%	$1,589.9	(3.7)%

Volume/mix related to divestitures		—		1.3
Acquisition		(5.1)		—
Foreign currency		(0.4)		(0.4)
Percent change in organic net sales		(4.1)%		(2.8)%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx.

ACQUISITION

On December 11, 2020, the Company completed the acquisition of the majority of the U.S. branded pasta portfolio as well as a manufacturing facility in St. Louis, Missouri of Riviana Foods, Inc., a subsidiary of Ebro Foods, S.A. The pasta acquisition was accounted for under the acquisition method of accounting and the results of operations were included in our Consolidated Financial Statements from the date of acquisition in the Meal Preparation segment.

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that its Ready-to-eat Cereal business met the discontinued operations criteria and, as such, the business has been excluded from continuing operations and segment results for all periods presented. On June 1, 2021, the Company completed the sale of its Ready-to-eat Cereal business.

DIVESTITURE

On January 10, 2020, the Company entered into a definitive agreement to sell two of its In-Store Bakery facilities located in
Fridley, Minnesota and Lodi, California. These two facilities were included within the Snacking & Beverages reporting segment. On April 17, 2020, the Company completed the sale of these facilities.

COMPARISON OF NON-GAAP INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Stockholders' Equity, and the Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as net sales excluding the impacts of the net sales associated with the pasta acquisition from Riviana Foods that occurred in 2021 through the twelve month anniversary of the acquisition date on December 11, 2020, foreign currency, and the net sales associated with the divestiture of the In-Store Bakery facilities, which closed on April 17, 2020. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations ("adjusted diluted EPS") reflects adjustments to GAAP (loss) earnings per diluted share from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, growth, reinvestment, and restructuring programs, the impact of the COVID-19 pandemic, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted (loss) earnings per share from continuing operations as presented in the Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDAS from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Adjusted EBITDAS Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net (loss) income from continuing operations as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, income tax expense, and depreciation and amortization expense. Adjusted EBITDAS from continuing operations represents adjusted EBITDA from continuing operations before non-cash stock-based compensation expense. Adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations, adjusted EBITDA margin from continuing operations, and adjusted EBITDAS margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net (loss) income from continuing operations for the three and twelve month periods ended December 31, 2021 and 2020 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations, which represents net cash provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities from continuing operations for the twelve months ended December 31, 2021 and 2020 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label foods and beverages in North America. We operate in 29 product categories across two divisions and have approximately 40 production facilities across North America and Italy. Across our diverse portfolio, we have a private label leadership position in many categories and offer a range of better-for-you and nutritional solutions, such as items considered to be organic, or gluten-free, across nearly every category. Our purpose is to make high quality food and beverages affordable to all. Our mission is to create value as our customers' preferred manufacturing and distribution partner, providing thought leadership, superior innovation, and a relentless focus on execution.

Additional information, including TreeHouse’s most recent Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "anticipate," "believe," "estimate," "project," "expect," "intend," "plan," "should," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers and employees; the success of our growth, reinvestment, and restructuring programs; our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; loss of key suppliers; disruptions or inefficiencies in our supply chain and/or operations, including from the ongoing COVID-19 outbreak; our ability to continue to make acquisitions and execute on divestitures in accordance with our business strategy or effectively manage the growth from acquisitions; impairment of goodwill or long lived assets; changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; shareholder activism; disruptions in or failures of our information technology systems; disruptions resulting from the announcement of the exploration of strategic alternatives; changes in weather conditions, climate changes, and natural disasters; labor strikes or work stoppages; multiemployer pension plans; labor shortages and increased competition for labor; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2020, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$308.6	$364.6
Receivables, net of allowance for credit losses of $0.7 and $0.3	209.2	308.8
Inventories	677.8	598.6
Prepaid expenses and other current assets	60.2	86.1
Assets of discontinued operations	—	70.7
Total current assets	1,255.8	1,428.8
Property, plant, and equipment, net	1,019.1	1,070.0
Operating lease right-of-use assets	165.6	160.7
Goodwill	2,181.4	2,178.7
Intangible assets, net	555.0	615.0
Other assets, net	30.1	32.5
Total assets	$5,207.0	$5,485.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$786.0	$627.7
Accrued expenses	274.6	340.6
Current portion of long-term debt	15.6	15.7
Liabilities of discontinued operations	—	6.7
Total current liabilities	1,076.2	990.7
Long-term debt	1,890.7	2,199.0
Operating lease liabilities	144.0	144.5
Deferred income taxes	156.5	158.3
Other long-term liabilities	94.2	128.2
Total liabilities	3,361.6	3,620.7
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 55.8 and 55.9 shares outstanding as of December 31, 2021 and 2020, respectively	0.6	0.6
Treasury stock	(133.3)	(108.3)
Additional paid-in capital	2,187.4	2,179.9
Accumulated deficit	(155.7)	(143.2)
Accumulated other comprehensive loss	(53.6)	(64.0)
Total stockholders’ equity	1,845.4	1,865.0
Total liabilities and stockholders’ equity	$5,207.0	$5,485.7

TREEHOUSE FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$1,165.9	$1,177.2	$4,327.6	$4,349.7
Cost of sales	994.7	949.3	3,629.5	3,547.5
Gross profit	171.2	227.9	698.1	802.2
Operating expenses:
Selling and distribution	80.3	75.1	283.2	263.0
General and administrative	54.6	60.0	221.2	248.3
Amortization expense	18.2	18.2	72.7	70.7
Asset impairment	9.2	—	9.2	—
Other operating expense, net	28.5	20.8	90.5	71.1
Total operating expenses	190.8	174.1	676.8	653.1
Operating (loss) income	(19.6)	53.8	21.3	149.1
Other expense (income):
Interest expense	18.8	26.9	81.2	104.8
Loss on extinguishment of debt	—	—	14.4	1.2
Gain on foreign currency exchange	(0.1)	(5.8)	(1.1)	(1.7)
Other (income) expense, net	(5.0)	(23.8)	(41.7)	27.7
Total other expense (income)	13.7	(2.7)	52.8	132.0
(Loss) income before income taxes	(33.3)	56.5	(31.5)	17.1
Income tax benefit	(4.3)	(16.7)	(4.4)	(32.1)
Net (loss) income from continuing operations	(29.0)	73.2	(27.1)	49.2
Net (loss) income from discontinued operations	(0.1)	(38.8)	14.6	(35.4)
Net (loss) income	$(29.1)	$34.4	$(12.5)	$13.8

Earnings (loss) per common share - basic:
Continuing operations	$(0.52)	$1.30	$(0.48)	$0.87
Discontinued operations	—	(0.69)	0.26	(0.63)
Earnings (loss) per share basic (1)	$(0.52)	$0.61	$(0.22)	$0.24

Earnings (loss) per common share - diluted:
Continuing operations	$(0.52)	$1.29	$(0.48)	$0.87
Discontinued operations	—	(0.69)	0.26	(0.62)
Earnings (loss) per share diluted (1)	$(0.52)	$0.61	$(0.22)	$0.24

Weighted average common shares:
Basic	55.8	56.3	55.9	56.5
Diluted	55.8	56.6	55.9	56.7

Supplemental Information:
Depreciation and amortization	$53.2	$52.7	$213.9	$203.2

(1) The sum of the individual per share amounts may not add due to rounding.

The reconciliation of adjusted diluted EPS from continuing operations, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS from continuing operations as presented in the Consolidated Statements of Operations, is as follows:

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2021	2020	2021	2020
		(unaudited)		(unaudited)
Diluted (loss) earnings per share from continuing operations (GAAP)		$(0.52)	$1.29	$(0.48)	$0.87
Growth, reinvestment, restructuring programs & other	(1)	0.50	0.38	1.55	1.28
Acquisition, integration, divestiture, and related costs	(2)	0.16	0.15	0.50	0.18
COVID-19	(3)	0.02	0.19	0.31	0.41
Loss on extinguishment of debt	(4)	—	—	0.26	0.02
Impairment	(5)	0.16	—	0.16	—
Shareholder activism	(6)	0.01	—	0.08	—
Tax indemnification	(7)	—	—	0.05	0.09
Litigation matter	(8)	—	—	—	0.16
Change in regulatory requirements	(9)	—	(0.01)	—	0.02
Executive management transition	(10)	—	—	—	0.01
Foreign currency gain on re-measurement of intercompany notes	(11)	(0.01)	(0.10)	(0.02)	(0.01)
Mark-to-market adjustments	(12)	(0.07)	(0.37)	(0.66)	0.53
Taxes on adjusting items		(0.14)	(0.46)	(0.56)	(0.83)
Adjusted diluted EPS from continuing operations (Non-GAAP)		$0.11	$1.07	$1.19	$2.73

During the three and twelve months ended December 31, 2021 and 2020, the Company entered into transactions that affected the year-over-year comparison of its financial results from continuing operations as follows:

(1)
The Company's growth, reinvestment, and restructuring activities are part of an enterprise-wide transformation to improve long-term growth and profitability for the Company. For the three months ended December 31, 2021 and 2020, the Company incurred growth, reinvestment, and restructuring programs costs of approximately $27.9 million and $21.3 million, respectively. For the twelve months ended December 31, 2021 and 2020, the Company incurred growth, reinvestment, and restructuring program costs of approximately $87.1 million and $73.2 million, respectively. Additionally, during the twelve months ended December 31, 2020, the Company recognized other items affecting comparability including recovery of insurance proceeds related to a prior period product recall and related costs. These other items were approximately $(0.4) million for the twelve months ended December 31, 2020.

(2)
Acquisition, integration, divestiture, and related costs represents costs associated with completed and potential divestitures, completed and potential acquisitions, the related integration of the acquisitions, and gains or losses on the divestiture of a business.

(3)
During 2021 and 2020, the Company incurred incremental expenses directly attributable to our response to the COVID-19 pandemic, which included supplemental pay to our front-line personnel, additional protective equipment for employees, and additional sanitation measures. These costs were approximately $1.1 million and $16.0 million for the three months ended December 31, 2021 and 2020, and approximately $15.5 million and $53.7 million for the twelve months ended December 31, 2021 and 2020, respectively. Additionally, the Company had an income tax benefit with interest income due to the enactment of the CARES Act of approximately $(5.5) million for the three months ended December 31, 2020, and the Company recorded income tax expense of approximately $1.9 million and an income tax benefit with interest income of approximately $(30.5) million for the twelve months ended December 31, 2021 and 2020, respectively.

(4)
During the twelve months ended December 31, 2021, the Company incurred a loss on extinguishment of debt totaling $14.4 million, which included a premium of $9.0 million and a write off of deferred financing costs of $5.4 million in connection with the 2024 Notes Redemption and Credit Agreement refinancing. During the twelve months ended December 31, 2020, the Company incurred a loss on extinguishment of debt totaling $1.2 million representing the write-off of deferred financing costs in connection with the redemption of its 2022 Notes.

(5)
During the three and twelve months ended December 31, 2021, the Company incurred $9.2 million of non-cash impairment charges related property, plant, and equipment impairment losses in the Bars asset group.

(6)	The Company incurred fees related to shareholder activism which include directly applicable third-party advisory and professional service fees.

(7)
Tax indemnification represents the non-cash write off of indemnification assets that were recorded in connection with acquisitions from prior years. These write-offs arose as a result of the related uncertain tax position being released due to the statute of limitation lapse or settlement with taxing authorities.

(8)
During the twelve months ended December 31, 2020, the Company recognized a $9.0 million accrual related to a litigation matter challenging wage and hour practices at three former manufacturing facilities in California.

(9)	The Company incurred regulatory compliance costs related to changes in nutrition labeling requirements. These costs included both consulting services and inventory write-downs.

(10)	Executive management transition includes costs associated with the 2019 CFO transition. The CFO transition costs primarily relate to severance.

(11)
The Company has Canadian dollar denominated intercompany loans and incurred foreign currency gains to re-measure the loans at the respective period ends. These charges are non-cash and the loans are eliminated in consolidation.

(12)
The Company's derivative contracts are marked-to-market each period. The non-cash unrealized changes in fair value recognized in Other (income) expense, net within the Consolidated Statements of Operations are treated as Non-GAAP adjustments. As the contracts are settled, realized gains and losses are recognized, and only the mark-to-market impacts are treated as Non-GAAP adjustments.

The tax impact on adjusting items is calculated based upon the tax laws and statutory tax rates applicable in the tax jurisdiction of the underlying non-GAAP adjustments.

The following table reconciles the Company’s net (loss) income from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations for the three and twelve months ended December 31, 2021 and 2020.
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET (LOSS) INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT, ADJUSTED EBITDA, AND ADJUSTED EBITDAS FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2021	2020	2021	2020
Net (loss) income from continuing operations (GAAP)		$(29.0)	$73.2	$(27.1)	$49.2
Growth, reinvestment, restructuring programs & other	(1)	27.9	21.3	87.1	72.8
Acquisition, integration, divestiture, and related costs	(2)	8.8	8.5	28.2	10.4
COVID-19	(3)	1.1	10.5	17.4	23.2
Loss on extinguishment of debt	(4)	—	—	14.4	1.2
Impairment	(5)	9.2	—	9.2	—
Shareholder activism	(6)	0.7	—	4.7	—
Tax indemnification	(7)	—	(0.1)	2.9	5.1
Litigation matter	(8)	—	—	—	9.0
Change in regulatory requirements	(9)	—	(0.4)	(0.1)	1.0
Executive management transition	(10)	—	—	—	0.3
Foreign currency gain on re-measurement of intercompany notes	(11)	(0.6)	(5.7)	(1.3)	(0.4)
Mark-to-market adjustments	(12)	(4.0)	(20.7)	(37.1)	29.9
Less: Taxes on adjusting items		(8.2)	(26.2)	(31.4)	(47.1)
Adjusted net income from continuing operations (Non-GAAP)		5.9	60.4	66.9	154.6
Interest expense		18.8	26.9	81.2	104.8
Interest income (excluding COVID-19 interest income adjustments)		(0.6)	(0.1)	(4.7)	(4.1)
Income taxes (excluding COVID-19 income tax adjustments)		(4.3)	(11.9)	(6.3)	(2.3)
Add: Taxes on adjusting items		8.2	26.2	31.4	47.1
Adjusted EBIT from continuing operations (Non-GAAP)		28.0	101.5	168.5	300.1
Depreciation and amortization	(13)	53.2	52.7	213.9	203.0
Adjusted EBITDA from continuing operations (Non-GAAP)		81.2	154.2	382.4	503.1
Stock-based compensation expense	(14)	4.1	5.3	14.4	25.2
Adjusted EBITDAS from continuing operations (Non-GAAP)		$85.3	$159.5	$396.8	$528.3

Net (loss) income margin from continuing operations		(2.5)%	6.2%	(0.6)%	1.1%
Adjusted net income margin from continuing operations		0.5%	5.1%	1.5%	3.6%
Adjusted EBIT margin from continuing operations		2.4%	8.6%	3.9%	6.9%
Adjusted EBITDA margin from continuing operations		7.0%	13.1%	8.8%	11.6%
Adjusted EBITDAS margin from continuing operations		7.3%	13.5%	9.2%	12.1%

		Location in	Three Months Ended December 31,		Twelve Months Ended December 31,
		Consolidated Statements of Operations	2021	2020	2021	2020
			(unaudited in millions)
(1)	Growth, reinvestment, restructuring programs & other	Other operating expense, net	$27.9	$21.2	$87.1	$71.1
		Cost of sales	—	0.1	—	0.9
		General and administrative	—	—	—	0.8
(2)	Acquisition, integration, divestiture, and related costs	General and administrative	8.5	6.4	23.5	7.8
		Other operating expense, net	0.3	—	3.1	0.4
		Cost of sales	—	2.1	1.6	2.2
(3)	COVID-19	Net sales	—	1.1	—	1.1
		Cost of sales	1.1	13.2	15.5	49.2
		Selling and distribution	—	1.6	—	1.6
		General and administrative	—	0.1	—	1.8
		Other (income) expense, net	—	(0.7)	—	(0.7)
		Income tax benefit	—	(4.8)	1.9	(29.8)
(4)	Loss on extinguishment of debt	Loss on extinguishment of debt	—	—	14.4	1.2
(5)	Impairment	Asset impairment	9.2	—	9.2	—
(6)	Shareholder activism	General and administrative	0.7	—	4.7	—
(7)	Tax indemnification	Other (income) expense, net	—	(0.1)	2.9	5.1
(8)	Litigation matter	General and administrative	—	—	—	9.0
(9)	Change in regulatory requirements	Cost of sales	—	(0.4)	(0.1)	(0.1)
		Selling and distribution	—	—	—	1.0
		General and administrative	—	—	—	0.1
(10)	Executive management transition	General and administrative	—	—	—	0.3
(11)	Foreign currency gain on re-measurement of intercompany notes	Gain on foreign currency exchange	(0.6)	(5.7)	(1.3)	(0.4)
(12)	Mark-to-market adjustments	Other (income) expense, net	(4.0)	(20.7)	(37.1)	29.9
(13)	Depreciation included as an adjusting item	Cost of sales	—	—	—	0.2
(14)	Stock-based compensation expense included as an adjusting item	Other operating expense, net	0.4	0.1	1.2	0.9

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Twelve Months Ended December 31,
	2021	2020
Net Cash Flows Provided By (Used In):
Operating activities of continuing operations	$332.1	$403.6
Investing activities of continuing operations	(102.1)	(330.4)
Financing activities of continuing operations	(362.3)	74.0
Cash flows from discontinued operations	78.1	11.1

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Twelve Months Ended December 31,
	2021	2020
Cash flow provided by operating activities from continuing operations	$332.1	$403.6
Less: Capital expenditures	(115.9)	(105.7)
Free cash flow from continuing operations	$216.2	$297.9